Exhibit 99.1
Enterprise Reports First Quarter 2025 Earnings

Houston, Texas (Tuesday, April 29, 2025) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2025.

Enterprise reported net income attributable to common unitholders of $1.4 billion, or $0.64 per common unit on a fully diluted basis, for the first quarter of 2025, compared to $1.5 billion, or $0.66 per common unit on a fully diluted basis, for the first quarter of 2024.

Distributable Cash Flow (“DCF”) was $2.0 billion for the first quarter of 2025, a 5 percent increase compared to $1.9 billion for the first quarter of 2024.  Distributions declared with respect to the first quarter of 2025 increased 3.9 percent to $0.535 per common unit, or $2.14 per common unit annualized, compared to distributions declared for the first quarter of 2024. DCF provided 1.7 times coverage of the distribution declared for the first quarter of this year, and Enterprise retained $842 million of DCF.

Enterprise repurchased approximately $60 million of its common units on the open market in the first quarter of 2025. Including these purchases, the partnership has utilized approximately 60 percent of its authorized $2.0 billion common unit buyback program.

Adjusted cash flow from operations (“Adjusted CFFO”) was $2.1 billion for both the first quarter of 2025 and 2024. Adjusted CFFO was $8.6 billion for the twelve months ended March 31, 2025. Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership common unit buybacks, for the twelve months ended March 31, 2025, was 56 percent of Adjusted CFFO.

Total capital investments were $1.1 billion in the first quarter of 2025, which included $960 million for growth capital projects and $102 million of sustaining capital expenditures. Expectations for organic growth capital investments continue to be in the range of $4.0 billion to $4.5 billion in 2025, and $2.0 billion to $2.5 billion in 2026. Sustaining capital expenditures are expected to total approximately $525 million in 2025.

Total debt principal outstanding at March 31, 2025 was $31.9 billion. At March 31, 2025, Enterprise had consolidated liquidity of approximately $3.6 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Conference Call to Discuss First Quarter 2025 Earnings

Enterprise will host a conference call today to discuss first quarter 2025 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

First Quarter 2025 Financial Highlights
	Three Months Ended March 31,
	2025	2024
($ in millions, except per unit amounts)
Operating income (1)	$1,761	$1,822
Net income (1)	$1,406	$1,483
Fully diluted earnings per common unit	$0.64	$0.66
Total gross operating margin (1) (2)	$2,431	$2,490
Adjusted EBITDA (2)	$2,444	$2,469
Adjusted CFFO (2)	$2,111	$2,147
Adjusted FCF (2)	$1,055	$1,079
DCF (2)	$2,013	$1,915
Operational DCF (2)	$2,009	$1,942

(1)
Operating income, net income, and gross operating margin include mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $42 million for the first quarter of 2025 compared to losses of $4 million for the first quarter of 2024.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, adjusted free cash flow (“Adjusted FCF”), DCF and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

First Quarter 2025 Volume Highlights	Three Months Ended March 31,
	2025	2024
Equivalent pipeline transportation volumes (million BPD)(1)	13.2	12.5
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.9	7.6
Marine terminal volumes (million BPD)	2.0	2.3
Natural gas pipeline volumes (TBtus/d)	20.3	18.9
NGL fractionation volumes (MBPD)	1,652	1,642
Propylene plant production volumes (MBPD)	113	106
Natural gas processing plant inlet volumes (Bcf/d)	7.7	7.1
Fee-based natural gas processing volumes (Bcf/d)	7.2	6.4
Equity NGL-equivalent production volumes (MBPD)	225	185

(1)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“During the first quarter of 2025, Enterprise continued to benefit from Permian driven volume growth and consistent domestic and international energy demand pull across our midstream infrastructure system,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “We reported record inlet natural gas processing volumes of 7.7 billion cubic feet per day and record natural gas pipeline volumes of 20.3 trillion Btus per day.  Gross operating margin growth in our NGL Pipeline & Services segment and Natural Gas Pipeline & Services segment substantially offset lower earnings in our Petrochemical & Refined Products Services segment due to lower margins and deficiency revenues in our octane enhancement related businesses and lower gross operating margin in our propylene business.”

“Distributable cash flow for the first quarter of 2025 increased to $2.0 billion, a 5 percent increase compared to the same quarter in 2024,” said Teague.  “Enterprise increased its cash distribution to partners with respect to the first quarter by 3.9 percent to $0.535 per unit compared to the first quarter of 2024.  Distributable cash flow for the quarter provided 1.7 times coverage of this distribution that is scheduled to be paid on May 14, 2025 and enabled the partnership to retain $842 million to reinvest in the growth of the partnership.”

“We have $6 billion of major organic growth projects scheduled to be completed and begin generating cash flow in 2025.  These include two natural gas processing plants in the Permian Basin in the third quarter, Mont Belvieu area NGL fractionator 14 in the third quarter, the first phase of our NGL export facility on the Neches River in the third quarter, our Bahia NGL pipeline in the fourth quarter, and enhancements at our Morgan’s Point marine terminal on the Houston Ship Channel in the fourth quarter,” said Teague.

Review of First Quarter 2025 Results

Total gross operating margin was $2.4 billion for the first quarter of 2025 compared to $2.5 billion for the first quarter of 2024.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.4 billion for the first quarter of 2025 compared to $1.3 billion for the first quarter of 2024.

Gross operating margin from the natural gas processing business and related NGL marketing activities was $373 million for the first quarter of 2025 compared to $358 million for the first quarter of 2024. Included in gross operating margin for the first quarters of 2025 and 2024 were MTM losses related to hedging activities of $5 million and $7 million, respectively. Natural gas processing plant inlet volumes were a record 7.7 Bcf/d in the first quarter of 2025, an 8 percent increase compared to the first quarter of 2024. Total fee-based natural gas processing volumes increased 12 percent, or 760 MMcf/d, to a record 7.2 Bcf/d in the first quarter of 2025, compared to the first quarter of 2024. Total equity NGL-equivalent production volumes were 225 MBPD and 185 MBPD in the first quarters of 2025 and 2024, respectively. The following highlights summarize selected variances within this business, with results for the first quarter of 2025 as compared to the first quarter of 2024:

•
Gross operating margin from Permian natural gas processing facilities, including the Delaware Basin and Midland Basin assets, increased $46 million primarily due to higher processing volumes and higher equity NGL-equivalent production volumes. In March of 2024, we began service at the Leonidas plant in the Midland Basin and the Mentone 3 plant in the Delaware Basin. Permian Basin processing plant inlet volumes increased 824 MMcf/d, including increases of 395 MMcf/d in the Delaware Basin and 429 MMcf/d in the Midland Basin.

•	Gross operating margin from NGL marketing activities decreased a net $20 million primarily due to lower average sales margins, partially offset by higher sales volumes.
•
Gross operating margin from Rockies natural gas processing facilities decreased $7 million primarily due to lower average processing margins, including the impact of hedging activities. Rockies processing plant inlet volumes decreased 87 MMcf/d.

Gross operating margin from the NGL pipelines and storage business was $831 million for the first quarter of 2025, an increase of $82 million compared to the first quarter of 2024. Total NGL pipeline transportation volumes were 4.4 million BPD in the first quarter of 2025, a 209 MBPD, or 5 percent, increase over the first quarter of 2024. Total NGL marine terminal volumes were 994 MBPD in the first quarter of 2025, a 99 MBPD, or 11 percent, increase compared to the first quarter of 2024. The following highlights summarize selected variances within this business, with results for the first quarter of 2025 as compared to the first quarter of 2024:
•
On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $22 million increase in gross operating margin. This includes the Mid-America and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL Pipeline. The variance was primarily driven by a 74 MBPD increase in transportation volumes.

•	Gross operating margin from Morgan’s Point Ethane Export Terminal increased $19 million primarily due to a 68 MBPD increase in export volumes.
•
Gross operating margin from the Dixie Pipeline and related terminals increased $16 million primarily due to higher loading, transportation, and other revenues. Dixie Pipeline volumes increased 27 MBPD.

•
Eastern ethane pipelines, which include the ATEX and Aegis pipelines, reported a $12 million increase in gross operating margin largely due to higher transportation revenues. Eastern ethane pipeline volumes decreased 25 MBPD.

•
The South Texas NGL Pipeline System reported a $9 million increase in gross operating margin primarily due to higher transportation-related revenues and lower operating costs. South Texas NGL Pipeline System volumes increased 12 MBPD.

Gross operating margin from the NGL fractionation business was $214 million for the first quarter of 2025 compared to $233 million for the first quarter of 2024. Total NGL fractionation volumes increased 10 MBPD to 1.7 million BPD for the first quarter of 2025 from 1.6 million BPD for the corresponding quarter in 2024. The following highlights summarize selected variances within this business, with results for the first quarter of 2025 as compared to the first quarter of 2024:
•
Gross operating margin from our Mont Belvieu area NGL fractionation complex decreased $15 million primarily due to higher operating costs and lower ancillary service revenues. Mont Belvieu area NGL fractionation volumes increased 10 MBPD.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $374 million for the first quarter of 2025 compared to $411 million for the first quarter of 2024. Gross operating margin for the first quarter of 2025 includes  MTM losses of $2 million related to hedging activities compared to MTM gains of $4 million included in the first quarter of 2024. Total crude oil pipeline transportation volumes were 2.5 million BPD in the first quarters of 2025 and 2024. Total crude oil marine terminal volumes were 736 MBPD in the first quarter of 2025 compared to 1.1 million BPD in the first quarter of 2024. The following highlights summarize selected variances within this segment, with results for the first quarter of 2025 as compared to the first quarter of 2024:
•
On a combined basis, gross operating margin from our crude oil assets and crude oil marketing decreased a net $37 million primarily due to lower sales volumes and lower average sales margins, partially offset by an increase in storage and other revenues at EHT.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $357 million for the first quarter of 2025 compared to $312 million for the first quarter of 2024. Included in gross operating margin for the first quarters of 2025 and 2024 were MTM losses related to hedging activities of $33 million and $2 million, respectively. Total natural gas transportation volumes were a record 20.3 TBtus/d in the first quarter of 2025 compared to 18.9 TBtus/d for the same quarter in 2024. The following highlights summarize selected variances within this segment, with results for the first quarter of 2025 as compared to the first quarter of 2024:
•
Permian natural gas gathering, including Delaware Basin and Midland Basin Gathering Systems, reported a combined $37 million net increase in gross operating margin primarily due to higher treating and other revenues and a 1.3 TBtus/d increase in gathering volumes, partially offset by higher operating costs. In October 2024, we expanded our Delaware Basin Gathering System by acquiring the Pinon Midstream sour gas gathering and treating system.

•	Gross operating margin from the Texas Intrastate System increased $27 million primarily due to higher transportation-related revenues. Transportation volumes increased 129 BBtus/d.
•	Gross operating margin from our natural gas marketing business decreased $15 million primarily due to lower MTM earnings, partially offset by higher average sales margins.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $315 million for the first quarter of 2025 compared to $444 million for the first quarter of 2024. Total segment pipeline transportation volumes were 949 MBPD in the first quarter of 2025 compared to 870 MBPD in the first quarter of 2024. Total marine terminal volumes were 311 MBPD in the first quarter of 2025 compared to 350 MBPD for the first quarter of 2024. The following highlights summarize selected variances within this segment, with results for the first quarter of 2025 as compared to the first quarter of 2024:
•
Gross operating margin from the refined products pipelines and related activities increased $33 million primarily due to higher transportation volumes and revenues, including a $13 million contribution from the TW Products System that was commissioned in phases beginning in March 2024 through October 2024.

•	Gross operating margin from our octane enhancement and related plant operations decreased $83 million primarily due to lower average sales margins and lower deficiency revenues.
•
Propylene production and related activities reported a $52 million decrease in gross operating margin driven by lower average propylene sales margins as a result of lower Refinery Grade Propylene to Polymer Grade Propylene spreads. Additionally, the majority of our legacy margin-based contracts at our propylene splitters, which contained exposure to this spread and represented approximately 20 percent of total propylene production volumes in the first quarter of 2024, were converted to fee-based processing agreements by the end of the first quarter of 2025. The partnership’s propane dehydrogenation facility known as “PDH 1” was down for approximately 63 days during the first quarter of 2025 for maintenance, compared to 52 days in the same quarter last year. Total propylene and associated by-product production volumes increased 7 MBPD to 113 MBPD, net to our interest.

•
Gross operating margin from our ethylene exports and related activities decreased $28 million primarily due to lower deficiency revenues on our ethylene pipelines and a 25 MBPD decrease in ethylene export volumes.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.
Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:     Libby Strait, Vice President, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Revenues	$15,417	$14,760	$56,876
Costs and expenses:
Operating costs and expenses	13,690	12,974	49,761
General and administrative costs	60	66	238
Total costs and expenses	13,750	13,040	49,999
Equity in income of unconsolidated affiliates	94	102	400
Operating income	1,761	1,822	7,277
Other income (expense):
Interest expense	(340)	(331)	(1,361)
Other, net	9	13	45
Total other expense, net	(331)	(318)	(1,316)
Income before income taxes	1,430	1,504	5,961
Provision for income taxes	(24)	(21)	(68)
Net income	1,406	1,483	5,893
Net income attributable to noncontrolling interests	(12)	(26)	(55)
Net income attributable to preferred units	(1)	(1)	(4)
Net income attributable to common unitholders	$1,393	$1,456	$5,834
Per common unit data (fully diluted):
Earnings per common unit	$0.64	$0.66	$2.66
Average common units outstanding (in millions)	2,191	2,193	2,192

Supplemental financial data:
Net cash flow provided by operating activities	$2,314	$2,111	$8,318
Net cash flow used in investing activities	$1,047	$1,038	$5,442
Net cash flow used in financing activities	$1,651	$1,009	$2,806
Total debt principal outstanding at end of period	$31,887	$29,721	$31,887

Non-GAAP Distributable Cash Flow (1)	$2,013	$1,915	$7,937
Non-GAAP Operational Distributable Cash Flow (1)	$2,009	$1,942	$7,925
Non-GAAP Adjusted EBITDA (2)	$2,444	$2,469	$9,874
Non-GAAP Adjusted Cash flow from operations (3)	$2,111	$2,147	$8,585
Non-GAAP Free Cash Flow (4)	$1,258	$1,043	$2,881
Non-GAAP Adjusted Free Cash Flow (4)	$1,055	$1,079	$3,148
Gross operating margin by segment:
NGL Pipelines & Services	$1,418	$1,340	$5,626
Crude Oil Pipelines & Services	374	411	1,609
Natural Gas Pipelines & Services	357	312	1,322
Petrochemical & Refined Products Services	315	444	1,418
Total segment gross operating margin (5)	2,464	2,507	9,975
Net adjustment for shipper make-up rights (6)	(33)	(17)	(50)
Non-GAAP total gross operating margin (7)	$2,431	$2,490	$9,925

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,447	4,238	4,476
NGL marine terminal volumes (MBPD)	994	895	940
NGL fractionation volumes (MBPD)	1,652	1,642	1,670
Equity NGL-equivalent production volumes (MBPD) (2)	225	185	213
Fee-based natural gas processing volumes (MMcf/d) (3,4)	7,181	6,421	6,921
Natural gas processing inlet volumes (MMcf/d) (5)	7,719	7,144	7,633
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,484	2,456	2,536
Crude oil marine terminal volumes (MBPD)	736	1,094	867
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	20,310	18,934	19,616
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	113	106	114
Butane isomerization volumes (MBPD)	114	117	117
Standalone DIB processing volumes (MBPD)	188	196	196
Octane enhancement and related plant sales volumes (MBPD) (7)	46	35	39
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	949	870	966
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	311	350	318
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,880	7,564	7,978
Natural gas pipeline transportation volumes (BBtus/d)	20,310	18,934	19,616
Equivalent pipeline transportation volumes (MBPD) (9)	13,225	12,547	13,140
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,041	2,339	2,125

(1)
Operating rates are calculated based on total volumes divided by the number of calendar days during the applicable period.  Total volumes, which include volumes for newly constructed assets from the related in-service date and for recently purchased assets from the related acquisition date, reflect volumes for assets owned by consolidated entities on a 100% basis and volumes for assets owned by our unconsolidated affiliates net to our ownership interest.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)
Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate.  Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both.  Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.

(6)	“BBtus/d” means billion British thermal units per day.
(7)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(8)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2024 by quarter:
First Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18
Second Quarter	$1.89	$0.19	$0.75	$0.90	$1.26	$1.55	$0.47	$0.21
Third Quarter	$2.15	$0.16	$0.73	$0.97	$1.08	$1.48	$0.53	$0.28
Fourth Quarter	$2.79	$0.22	$0.78	$1.13	$1.12	$1.50	$0.42	$0.24
2024 Averages	$2.27	$0.19	$0.78	$1.01	$1.15	$1.52	$0.49	$0.23

2025 by quarter:
First Quarter	$3.65	$0.27	$0.90	$1.06	$1.07	$1.53	$0.45	$0.33

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston
	Crude Oil,	Crude Oil,	Crude Oil
	$/barrel (1)	$/barrel (2)	$/barrel (2)
2024 by quarter:
First Quarter	$76.96	$78.55	$78.85
Second Quarter	$80.57	$81.73	$82.33
Third Quarter	$75.10	$75.96	$76.51
Fourth Quarter	$70.27	$71.19	$71.72
2024 Averages	$75.73	$76.86	$77.35

2025 by quarter:
First Quarter	$71.42	$72.52	$72.81

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.67 per gallon during the first quarter of 2025 versus $0.62 per gallon during the first quarter of 2024.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025	2024
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,314	$2,111	$8,318	$8,097
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(1,047)	(1,038)	(5,442)	(3,598)
Cash contributions from noncontrolling interests	4	8	86	48
Cash distributions paid to noncontrolling interests	(13)	(38)	(81)	(156)
FCF (non-GAAP)	$1,258	$1,043	$2,881	$4,391
Net effect of changes in operating accounts, as applicable	(203)	36	267	152
Adjusted FCF (non-GAAP)	$1,055	$1,079	$3,148	$4,543

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025	2024
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,314	$2,111	$8,318	$8,097
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(203)	36	267	152
Adjusted CFFO (non-GAAP)	$2,111	$2,147	$8,585	$8,249

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,393	$1,456	$5,834
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses (1)	636	616	2,493
Cash distributions received from unconsolidated affiliates	103	112	474
Equity in income of unconsolidated affiliates	(94)	(102)	(400)
Asset impairment charges	10	20	47
Change in fair market value of derivative instruments	42	4	18
Deferred income tax expense	11	9	47
Sustaining capital expenditures (2)	(102)	(180)	(589)
Other, net	10	7	1
Operational DCF (non-GAAP)	2,009	1,942	7,925
Proceeds from asset sales and other matters	4	2	16
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	(29)	(4)
DCF (non-GAAP)	$2,013	$1,915	$7,937
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	203	(36)	(267)
Sustaining capital expenditures	102	180	589
Other, net	(4)	52	59
Net cash flow provided by operating activities (GAAP)	$2,314	$2,111	$8,318

(1)	Excludes amortization of finance lease right-of-use assets, which are a component of DCF.
(2)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations.  We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.

The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Net income (GAAP)	$1,406	$1,483	$5,893
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	615	600	2,413
Interest expense, including related amortization	340	331	1,361
Cash distributions received from unconsolidated affiliates	103	112	474
Equity in income of unconsolidated affiliates	(94)	(102)	(400)
Asset impairment charges	10	20	47
Provision for income taxes	24	21	68
Change in fair market value of commodity derivative instruments	42	4	18
Other, net	(2)	–	–
Adjusted EBITDA (non-GAAP)	2,444	2,469	9,874
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(340)	(331)	(1,361)
Deferred income tax expense	11	9	47
Provision for income taxes	(24)	(21)	(68)
Net effect of changes in operating accounts, as applicable	203	(36)	(267)
Other, net	20	21	93
Net cash flow provided by operating activities (GAAP)	$2,314	$2,111	$8,318

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Total gross operating margin (non-GAAP)	$2,431	$2,490	$9,925
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(602)	(582)	(2,363)
Asset impairment charges in operating costs and expenses	(10)	(20)	(47)
Net gains attributable to asset sales and related matters in operating costs and expenses	2	–	–
General and administrative costs	(60)	(66)	(238)
Total operating income (GAAP)	$1,761	$1,822	$7,277

(1)	Excludes amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets, which are components of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Capital investments:
Capital expenditures	$1,062	$1,047	$4,559
Cash used for business combinations, net of cash received	–	–	949
Other investing activities	4	8	27
Total capital investments	$1,066	$1,055	$5,535

The following table summarizes the mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2025	2024	2025
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(5)	$(7)	$(6)
Crude Oil Pipelines & Services	(2)	4	15
Natural Gas Pipelines & Services	(33)	(2)	(26)
Petrochemical & Refined Products Services	(2)	1	(1)
Total mark-to-market impact on gross operating margin	$(42)	$(4)	$(18)